                                                 Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-33713) on Form S-8 of our report dated June 25, 2021, with respect to the statements of net assets available for benefits of the WSFS Financial Corporation Section 401(k) Savings and Retirement Plan as of December 31, 2020 and 2019, the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively, the financial statements), and the supplemental Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2020.
/s/ KPMG LLP
Philadelphia, Pennsylvania
June 25, 2021